Exhibit 99.1

GLENBROOK CROSSES 30% OWNERSHIP OF SENESTECH

Glenbrook Believes Better Market Strategy and Sharpened Capitalization Focus Would Create Significant Upside

Minden, NV – October 19, 2026 — Glenbrook Capital Management (“Glenbrook”), a long-time shareholder of SenesTech, Inc. (NASDAQ:SNES) (the “Company”) and owners of over 30% of outstanding shares of the Company, today issued the following letter.

Matthew Szot, Chairman of the Board

SenesTech, Inc.

13430 North Dysart Road, Suite 105

Surprise, AZ

October 19, 2026

Dear Matt,

I am writing to advise you that Glenbrook Capital Management (“GCM” or “we”) is now a significant shareholder of SenesTech, Inc. (“SenesTech” or the “Company”), with holdings representing more than 30% of the outstanding common shares. Let me start by congratulating you on the 40% topline growth in Q3 and hitting a $4 million run rate. Our substantial investment reflects our belief that constructive engagement can help strengthen the business further and create value.

For our part, GCM intends to remain a supportive long-term investor, and we have participated in every round to which we were invited, starting before and including the IPO. We may—or may not-- increase our holdings over time, opportunistically, since we believe that the Company is grossly undervalued considering the market opportunity. Our fellow shareholders have endured a recurring cycle of dilutive offerings and reverse splits. Your shareholders want to end this cycle. We will consider further investment in SenesTech, subject to mutually acceptable terms and market conditions. Our primary goal, however, is to minimize equity dilution, and all efforts should be addressed to this end going forward. We believe that getting traction in the business is the right place to start.

As backers of the Company since before the IPO, we have been frustrated by the degree to which the sales have lagged the game-changing nature of SenesTech products. The market is there, we all know it, so how do we better communicate with and educate potential users? Because we want to help address this conundrum we retained (at our expense) the internationally recognized branding and marketing strategy firm, Sandstrom Partners (“Sandstrom”). Having completed their exhaustive analysis of the Company’s business, they are ready to share with you their conclusions and advice. If you retain them for SenesTech, this will extend to ensuring that your recently heralded Amazon sales advances continue. For example, messaging purchasers so that they fully understand how to effectively use both Evolve and ContraPest.

We think a sharpened focus on capital discipline can benefit SenesTech and all of its shareholders. We supported and voted in favor of the recent increase in the Company’s stock option plan. We encourage the Company to consider selective use of equity-based compensation in place of cash compensation. Speaking as a shareholder, we believe the optics for the Company would be significantly stronger if equity was awarded as compensation in lieu of cash. A thoughtful approach, with performance conditions and attention to avoiding dilution, could conserve cash while more closely aligning the interests of the Board with shareholders.

Our desire is to work cooperatively with the Board and management team on practical measures designed to improve the Company’s financial position and support operating priorities. We look forward to engaging directly in the near future.

Sincerely,

Glenbrook Capital Management

***

Media Contact:

ASC Advisors

Taylor Ingraham / Cassandra Dasco

Partner, ASC Advisors

tingraham@ascadvisors.com / cdasco@ascadvisors.com

203-992-1230

Investor Contact:

Richard Rudgley

richard@glenbrookcapital.net

650-441-9525

Grover Wickersham

CEO, Glenbrook Capital Management

Disclaimer and Cautionary Statement Regarding Forward-Looking Statements
This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person.

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "potential," "targets," "forecasts," "seeks," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Glenbrook underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Glenbrook that the future plans, estimates or expectations contemplated will ever be achieved.